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                                                                    EXHIBIT 23.3



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated January 28, 2000, except as to Notes 8 and 12 which are as of March 31, 2002, accompanying the consolidated statements of income, stockholders' equity and cash flows of Total Entertainment Restaurant Corp. for the year ended December 28, 1999, appearing in the annual report on Form 10-K for the year ended December 25, 2001, which are included in and incorporated by reference in this Amendment No. 1 to the Registration Statement and Prospectus. We consent to the inclusion in, and incorporation by reference in, the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts."


/s/ GRANT THORNTON LLP

Wichita, Kansas
July 1, 2002